SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 3, 2007

	Registrant, State of Incorporation, Address of	I.R.S. Employer
Commission File	Principal Executive Offices and Telephone	Identification
Number	Number	Number

1-08788	SIERRA PACIFIC RESOURCES	88-0198358
Nevada
P.O. Box 10100 (6100 Neil Road)
Reno, Nevada 89520-0400 (89511)
(775) 834-4011

0-00508	SIERRA PACIFIC POWER COMPANY	88-0044418
Nevada
P.O. Box 10100 (6100 Neil Road)
Reno, Nevada 89520-0400 (89511)
(775) 834-4011
None

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EX-99.1 Press Release dated December 3, 2007

Item 8.01 Other Events

On December 3, 2007, Sierra Pacific Power Company (SPPC), a wholly owned subsidiary of Sierra Pacific Resources (SRP), filed its mandatory General Rate Case (GRC) with the Public Utilities Commission of Nevada (PUCN).  The filing primarily seeks to recover costs associated with the construction of SPPC’s new electric power plant.  The overall increase proposed for customers is 12.7 percent.

Approximately $75 million of the proposed $111 million rate increase can be attributed to the new 541-megawatt, gas-fired Tracy Combined Cycle Plant which was previously approved by the PUCN and has been under construction since early 2006.  The remainder of the GRC filing requests recovery of costs associated with necessary infrastructure investments, including investments in new transmission and distribution lines and investments in substation and equipment improvements.  If approved by the PUCN, the request would mean an increase for the typical residential customer using 750 kilowatt hours of electricity per month from $97.79 to $113.07 or 15.6 percent.  The new rates will become effective in July 2008.

In addition, on July 1, 2008, previously approved fuel and purchased power costs SPPC has been recovering from customers will expire, thus reducing electric rates by approximately $40 million.

The PUCN is expected to set hearings in the next few months to review SPPC's request.

A copy of the press release announcing the GRC filing is filed herewith as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits — The following exhibit is filed with this Form 8-K:

EX-99.1 - Press Release dated December 3, 2007.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have each duly caused this report to be signed on their behalf by the undersigned, thereunto duly authorized.

Sierra Pacific Resources (Registrant)
Date: December 4, 2007	By:	/s/ John E. Brown
John E. Brown
Controller

Sierra Pacific Power Company (Registrant)
Date: December 4, 2007	By:	/s/ John E. Brown
John E. Brown
Controller